                                                                EDGAR
EXHIBIT NO.     EXHIBIT NAME                                    EXHIBIT NO.
-----------     ------------                                    -----------

18(b)           Form of Amended and Restated                    99.B18(b)
                Multi-Class Plan

                       PIMCO FUNDS: MULTI-MANAGER SERIES
                (formerly PIMCO Funds: Equity Advisors Series)

                     AMENDED AND RESTATED MULTI-CLASS PLAN

     Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940
     --------------------------------------------------------------------

                       Effective Date (January __, 1997)


     WHEREAS, the Board of Trustees of the PIMCO Funds: Multi-Manager Series (formerly PIMCO Funds: Equity Advisors Series) (the "Trust") have considered the following Amended and Restated Multi-Class Plan (the "Plan") under which the Trust may offer multiple classes of shares of its now existing and hereafter created series pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, a majority of the Trustees of the Trust and a majority of the Trustees who are not interested persons of the Trust ("Independent Trustees") have found the Plan, as proposed, to be in the best interests of each class of the Trust individually and the Trust as a whole;

     NOW, THEREFORE, the Trust hereby approves and adopts the following Plan pursuant to Rule 18f-3 under the 1940 Act.

1.   FEATURES OF THE CLASSES

     Each now existing and hereafter created series (each a "Fund") of the Trust is authorized to issue from time to time its shares of beneficial interest in five classes: Class A shares, Class B shares, Class C shares, Institutional Class shares and Administrative Class shares./1/ Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the Trust's prospectus(es) as from time to time in effect (together with all relevant Statements of Additional Information, the "Prospectus"). Each Fund offers such classes of shares to such classes of persons as are set forth in the Prospectus.

     Shares of each class of a Fund shall represent an equal pro rata interest in such Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as defined in Section 4 below and (c) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any


---------------------------------------------
/1/ The Opportunity Fund has never offered Class B shares and sales of Class A and Class C shares of the Opportunity Fund are subject to certain restrictions as described in the Prospectus.

other class and shall have exclusive voting rights on any matter submitted to shareholders that relates solely to that class.

     In addition, Class A, Class B, Class C, Institutional Class and Administrative Class shares shall have the features described in Sections 2, 3, 4 and 5 below. These features are subject to change, to the extent permitted by law and by the Amended and Restated Declaration of Trust and By-laws of the Trust, by action of the Board of Trustees of the Trust.

2.   SALES CHARGE STRUCTURE

     (a)  Initial Sales Charge.  Class A shares of the Funds are offered at a
          --------------------
public offering price that is equal to their net asset value ("NAV") plus a sales charge of up to 5.50% of the public offering price (which maximum may be less for certain Funds, as described in the Prospectus). The sales charges on Class A shares are subject to reduction or waiver as permitted by Rule 22d-1 under the 1940 Act, as described in the Prospectus. For example, as of the date of this Plan, each Fund may waive the Class A sales charge for certain categories of investors, including current or retired officers, trustees, directors or employees of the Trust, and for current registered representatives and other full-time employees of participating brokers.

     Class B, Class C, Institutional Class and Administrative Class shares of the Funds are offered at their NAV, without an initial sales charge.

     (b) Contingent Deferred Sales Charge.  A contingent deferred sales charge
         --------------------------------
(a "CDSC") may be imposed on Class A, Class B or Class C shares under certain circumstances. The Trust imposes a CDSC on redemptions of a particular class of shares of a Fund if the investor redeems an amount which causes the current value of the investor's account for the Fund to fall below the total dollar amount of purchase payments subject to the CDSC, except that no CDSC is imposed if the shares redeemed have been acquired through the reinvestment of dividends or capital gains distributions or if the amount redeemed is derived from increases in the value of the account above the amount of purchase payments subject to a CDSC. In determining whether a CDSC is payable, it is assumed that the purchase payment from which the redemption is made is the earliest purchase payment from which a redemption or exchange has not already been effected. In determining whether an amount is available for redemption of a certain class without incurring a CDSC, the purchase payments made for all shares of that class in the investor's account with the particular Fund are aggregated, and the current value of all such shares is aggregated.

     Purchases of Class A shares of each Fund of $1 million or more that are redeemed within eighteen months of their purchase are subject to a CDSC of 1%, except that the CDSC on Class A shares does not apply to an investor purchasing $1 million or more of a Fund's Class A shares if such investor is otherwise eligible (i.e. without regard to the amount of the purchase) to purchase Class A shares of such Fund without any sales charge. The conditions for such eligibility will be set forth in the Prospectus.

     Class B shares that are redeemed within 6 years from purchase are subject to a CDSC of up to 5% of the redemption amount to which the CDSC applies; such percentage declines, eventually to 0%, the longer the shares are held, as described in the Prospectus. As of the date of this Plan, purchases of Class B shares are subject to a CDSC according to the following schedule:


                     Years Since Purchase       Percentage
                       Payment was Made            CDSC
                     --------------------       ----------
                          First....................  5
                          Second...................  4
                          Third....................  3
                          Fourth...................  3
                          Fifth....................  2
                          Sixth....................  1
                          Seventh..................  0
                          Eighth...................  *

       * Class B shares convert into Class A shares as described below.

     Class C shares are subject to a CDSC of 1% if redeemed within 1 year after purchase.

     As permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus, the CDSC otherwise applicable to Class A, Class B and Class C shares is subject to reduction or waiver in connection with particular classes of transactions provided the conditions in Rule 22d-1 under the 1940 Act are satisfied. As of the date of this Plan, examples of redemptions for which the CDSC is not applicable include any partial or complete redemption following death or disability of a shareholder from an account in which the deceased or disabled is named, provided the redemption is requested within one year of the death or initial determination of disability (which applies to all classes), and any redemption resulting from a return of an excess contribution to a qualified employer retirement plan or an IRA (which applies only to Class A and Class C shares).

     Institutional Class and Administrative Class shares of each Fund are not subject to a CDSC.

3.   SERVICE, DISTRIBUTION AND ADMINISTRATIVE FEES

     (a) Service and Distribution Fees. Class A, Class B and Class C shares
         -----------------------------
pay PIMCO Funds Distribution Company (the "Distributor") fees for services rendered and expenses borne in connection with personal services rendered to shareholders of that class and the maintenance of shareholder accounts ("Service Fees"). Class A, Class B and Class C shares of each Fund pay a Service Fee of up to 0.25% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. In addition, Class B and Class C shares pay the Distributor fees in connection with the distribution of shares of that class ("Distribution Fees"). Class B and Class C shares of each Fund pay a Distribution Fee of up to 0.75% per annum of the average daily net assets of such Fund attributable to such class, as described in the Prospectus. Class A Service Fees and Class B and C Distribution and Service Fees ("12b-1 Fees") are paid pursuant to separate plans adopted for each class pursuant to Rule 12b-1 under the 1940 Act.

     The Trust has not adopted an administrative services plan or a distribution plan with respect to the Institutional Class shares of the Funds. However, Institutional Class shares may be offered through certain brokers and financial intermediaries ("service agents") that have established a shareholder servicing relationship with the Trust on behalf of their customers. The Trust pays no compensation to such entities. Service agents may impose additional or different conditions on the purchase or redemption of Trust shares and may charge transaction or account fees. Service agents are responsible for transmitting to their customers a schedule of any such fees and conditions.

     The Trust has adopted an administrative services plan and a distribution plan with respect to the Administrative Class shares of each Fund. Under the terms of each plan, the Trust is permitted to reimburse, out of the Administrative Class assets of each Fund, in an amount up to 0.25% on an annual basis of the average daily net assets of that class ("Administrative Class Fees"), financial intermediaries that provide services in connection with the distribution of shares or administration of plans or programs that use Fund shares as their funding medium, as described in the Prospectus. The same entity may not receive both distribution and administrative services fees with respect to the same assets but, with respect to separate assets, may receive fees under both a distribution plan and an administrative services plan.

     (b)  Administration Fees.  Each class of shares of each Fund pays
          -------------------
administration fees ("Administration Fees") to PIMCO Advisors L.P. (the "Administrator") pursuant to an administration agreement, which may be amended from time to time, to provide or procure such services as custody, transfer agency, accounting, legal and printing services. Institutional and Administrative Class shares of each Fund currently pay Administration Fees at the following annual rates based on the average daily net asset value of the Fund attributable to the particular class:

                                 Fees for Instit'l. Class
     Fund                        and Admin. Class
     ----                        ------------------------
     Precious Metals                       .30%

     International Developed,              .50%
     International, Structured
     Emerging Markets and
     Emerging Markets

     All other Funds                       .25%

     Class A, Class B (except the Opportunity Fund) and Class C shares of each Fund currently pay their allocable share (based on relative net assets) of Administration Fees based on the average daily net asset value of each Fund attributable in the aggregate to Class A, Class B and Class C shares:

                                 Fees for
     Fund                        Class A, B, C
     ----                        -------------
     Precious Metals             .45% of first $2.5 billion
                                 .40% of amounts over $2.5 billion

     International Developed,    .65% of first $2.5 billion
     International, Structured   .60% of amounts over $2.5 billion
     Emerging Markets and
     Emerging Markets

     All other Funds             .40% of first $2.5 billion
                                 .35% of amounts over $2.5 billion


4.   ALLOCATION OF INCOME AND EXPENSES

     (a) Class A, Class B, Class C and Administrative Class shares pay the expenses associated with their different distribution and shareholder servicing arrangements. All classes pay their respective Administration Fees. Each class of shares may, at the Trustees' discretion, also pay a different share of other expenses (together with 12b-1 Fees,

Administrative Class Fees and Administration Fees, "Class Expenses"), not including advisory fees or other expenses related to the management of the Trust's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes.

     (b) The gross income of each Fund generally shall be allocated to each class on the basis of net assets. To the extent practicable, certain expenses (other than Class Expenses as defined above, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of the Fund. These expenses include:

          (1) Expenses incurred by the Trust (including, but not limited to, fees of Trustees, insurance and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporate Level Expenses"); and

          (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

     Expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and Fund Expenses shall be allocated among the classes of shares based on their relative net asset values in relation to the net asset value of the Trust. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among classes, as determined by the Board of Trustees. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Trustees of the Trust in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended (the "Code").

5.   EXCHANGE PRIVILEGES

      Except with respect to exchanges for shares of the Opportunity Fund, shareholders may exchange shares of one class of a Fund at net asset value, without the imposition of any sales charge or CDSC, for shares of the same class offered by another Fund or by PIMCO Funds: Pacific Investment Management Series, a registered investment company advised by Pacific Investment Management Company, provided that the exchange is made in states where the securities being acquired are properly registered. Shareholders of Funds other than the Opportunity Fund are not permitted to exchange any of their shares for Opportunity Fund shares unless the shareholders are independently eligible to purchase Opportunity Fund shares as described in the Prospectus. Institutional Class shares of a Fund may be exchanged for Administrative Class shares offered by any Fund or by PIMCO Funds:
Pacific Investment Management Series, or vice versa, provided that the Institutional Class or Administrative Class shareholder, as the case may be, meets the eligibility requirements of the class into which the shareholder seeks to exchange.

     With respect to Class A, Class B and Class C shares subject to a CDSC, if less than all of an investment is exchanged out of a Fund, any portion of the investment attributable to capital appreciation and/or reinvested dividends or capital gains distributions will be exchanged first, and thereafter any portions exchanged will be from the earliest investment made in the Fund from which the exchange was made.

6.   CONVERSION FEATURES

     Class B shares of each Fund automatically convert to Class A shares of the same Fund after they have been held for 7 years, and thereafter are subject to the lower fees charged to Class A shares. In this regard, if there is any material increase in 12b-1 Fees applicable to Class A shares without the approval of the Class B shareholders, the Trust will establish a new class of shares, into which Class B shares would convert, on the same terms as those that applied to Class A shares before such increase. No other conversion features exist between classes of shares of the Funds.

7.   DIVIDENDS/DISTRIBUTIONS

     Each Fund pays out as dividends substantially all of its net investment income (which comes from dividends and interest it receives from its investments) and net realized short-term capital gains.

     All dividends and/or distributions will be paid in the form of additional shares of the class of shares of the Fund to which the dividends and/or distributions relate or, at the election of the shareholder, of another Fund or a series of PIMCO Funds: Pacific Investment Management Series at net asset value of such Fund or series, unless the shareholder elects to receive cash. Dividends paid by each Fund are calculated in the same manner and at the same time with respect to each class.

8.   WAIVER OR REIMBURSEMENT OF EXPENSES

     Expenses may be waived or reimbursed by any adviser or sub-adviser to the Trust, by the Trust's underwriter or any other provider of services to the Trust without the prior approval of the Trust's Board of Trustees.

9.   EFFECTIVENESS OF PLAN

     This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) the Independent Trustees and supersedes all previous plans of the Trust adopted pursuant to Rule 18f-3 under the 1940 Act.

10.  MATERIAL MODIFICATIONS

     This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval hereof in section 9 above.

11.  LIMITATION OF LIABILITY

     The Trustees of the Trust and the shareholders of each Fund shall not be liable for any obligations of the Trust or any Fund under this Plan, and the Administrator or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the Trust or such Funds in settlement of such right or claim, and not to such Trustees or shareholders.